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                                                                   EXHIBIT 10.40




November 8, 2000



Thomas Sparrvik
7631 Anagram Drive
Eden Prairie, MN  55344


Thomas:

I am pleased to confirm a formal job offer to have you join FieldWorks as its President and Chief Executive Officer upon closing of the Kontron transaction and the immigration approval, anticipated by December 1, 2000.

Our offer to you is based upon our ability to pay which should be assured with the closing of the Kontron transaction. Specifically, we are offering an annualized base pay of $140,000, payable bi-weekly, plus a management incentive bonus of $10,000 per quarter upon achievement of quarterly objectives. In addition, an initial stock option of 200,000 shares at the market price on the day of the grant, with vesting occurring as follows:

                         25% upon acceptance of position
                         25% vest at two years
                         25% vest at three years
                         25% vest at four years

This significant stock option should put you in position to potentially achieve a large gain as the company grows.

A company car will be provided for you.

A signing bonus of $17,500 will be paid to you on December 1, 2000.

To assist in your relocation, FieldWorks will provide you with:

          o Temporary living assistance for up to 24 months at a rate of up to $1,000 per month
          o An incremental expense payment of $15,000 to cover all the miscellaneous costs associated with selling your home and possessions in Sweden as well as all the one-time costs for establishing residence in the U.S.
          o       Transportation of you and your family to the U.S.
          o       Annual home leave for you and your family.

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Thomas Sparrvik Letter
November 8, 2000
Page Two


Taxable portions of your relocation will be `grossed-up.' If you voluntarily leave FieldWorks or are terminated for cause during your first twelve months of employment, straight line repayment of relocation related expenses will be required.

Should your service with FieldWorks be termination without cause, FieldWorks will provide you with six months of salary continuation.

Additionally, the following benefits are also available to full-time employees. You will be eligible for most benefits following 30 days of employment subject to the terms of the individual Plans.

          o Medical and dental coverage for you and your family with premiums shared by you and the Company.
          o Life insurance for you and your eligible dependents fully paid by the Company.
          o       401(k) plan after 90 days of employment.
          o       Short and Long-Term Disability fully paid by the Company.
          o       Personal time off equal to 20 days per year.
          o       Ten paid holidays per year

This offer is contingent upon you signing the Company's Non-Competition and Non-Solicitation Agreement.


Sincerely,                                      Accepted by:

/s/ David C. Malmberg                           /s/ Thomas Sparrvik
---------------------                           -------------------

David C. Malmberg                               Thomas Sparrvik
Chairman

                                                November 8, 2000
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DCM/lja                                         Date